Exhibit 99.1

Dear Fellow Shareholders, Partners and Friends,

This is an exciting time at XFONE and much has transpired since my last letter to you.  Last week we successfully closed our acquisition of NTS Communications.  This transformative acquisition creates an enhanced platform from which to drive growth and margin expansion for shareholders.  The acquisition is expected to increase our annualized sales in 2008 to over $110 million (from approximately $38 million in 2006) and to create annualized EBITDA of approximately $14 million based on unaudited results.  While we still have a long way to go, we are now a stronger, larger growth company with meaningful scale.

NTS Overview

By way of background, NTS Communications, Inc., headquartered in Lubbock Texas, is a premier provider of integrated voice, data and video solutions.  NTS operates the largest “non-ILEC” telecommunications network in West Texas with approximately 47,500 residential and business customers.  NTS, with a 25 year history in West Texas, has a very strong brand in the business and residential markets as a result of its outstanding service and innovative products.

One aspect of NTS which was very attractive to us was its investment and the growth potential in its Fiber-to-the-Premise (FTTP) platform.  NTS has invested over $23 million in developing an FTTP offering for customers, enabling NTS to provide a voice, data and cable “triple play” to its customers.  With its FTTP, NTS provides a technology and service offering that has demonstrated high customer adoption and retention rates with very high gross margins.  We see growth opportunities not only through our ability to offer FTTP to new customers in the Lubbock, Levelland and Smyer, Texas markets, but also through the migration of NTS’ existing customers.

In October 2007, NTS was approved by the United States Department of Agriculture to receive $11.8 million in Rural Utilities Service (RUS) broadband loan funding to construct an FTTP optical network in the Levelland and Smyer, Texas markets that mirrors its service capabilities in Lubbock.

NTS’ management team, including Barbara Baldwin, Brad Worthington and Jerry Hoover, has considerable experience and proven capabilities.  We have already started integrating our Mississippi-based subsidiary, XFONE USA, with NTS and are increasingly confident that we will be able to drive enhanced margins, cash flow and profitability in the U.S. market.

We are also pleased that the financing terms and post closing capital structure turned out even better and stronger than we originally anticipated.

The acquisition financing brings together a quality blend of U.S. and Israeli institutions as well as certain former NTS shareholders.  On the equity side, two quality U.S. investors, Richard L. Scott Investments and Gagnon Securities, became significant stakeholders of XFONE.  On the debt side, we raised approximately $27 million in non-secured debt by issuing bonds (rated A3 by Midroog Ltd., an affiliate of Moody’s) to financial institutions in Israel.  As a multinational company, we are pleased with the diversity of investment from firms in both Israel and the U.S.

From a valuation standpoint, this capital structure provides considerable opportunity for us to drive shareholder value going forward.  With the closing of the acquisition, XFONE has approximately 18.4 million shares outstanding; assuming $3.10 as the applicable average closing price, that gives XFONE a market capitalization of $57 million. Adding the $32 million in primary non-secured debt brings XFONE to an enterprise value of $89 million, or 6.4 X the $14 million EBITDA run rate. Given XFONE’s historic growth rate, expected synergies, expanding margins, and the fact that industry comparisons are generally being valued well above this multiple in the public markets, we are confident that shareholders will ultimately benefit from the strength of the combined company.

Third Quarter Results

While we have lately been busy finalizing the details of the NTS acquisition which is expected to significantly improve our revenues and profitability, I don’t want to overlook reviewing our strong third quarter results which were reported back in November 2007.  We reported a record third quarter with continued organic growth, improving margins and profits that more than doubled to $0.05 (per share) from $0.02 (per share) in the same quarter of the previous year.

Total revenues for the third quarter increased 26% to $12.1 million, from the same period of the previous year, driven by exceptional performance in the UK and Israel.  This revenue growth drove gross margins to 60% of sales from 42% in the same period of the previous year.  EBITDA exceeded $1 million for the second quarter in a row, and our net income climbed to $565,000, or $0.05 per share, compared to $211,000, or $0.02 per share in the same period of the previous year.

For the nine month period, we saw similar trends, with revenues increasing 32.5% to $35.3 million from the same period of the previous year. Gross profit margins rose to 57% of sales from 39% in the same period of the previous year and EBITDA for the period grew to $3.1 million.  This growth in our business lifted our net income for the nine months to $1.4 million, or $0.12 per fully diluted share, compared to $565,000, or $0.06 per fully diluted share in the same period of the previous year.

As of September 30, 2007, we had $11 million in cash and accounts receivable and total shareholders’ equity of $21.9 million.

I’d like to conclude by thanking our organization for their dedication and daily efforts to grow our business.  The acquisition of NTS puts XFONE in a significantly enhanced position to drive value for its shareholders. As thrilled as we are with the NTS acquisition, we continue to work hard and seek strategic opportunities to further grow our business and generate profit for our shareholders. We appreciate your confidence and support.

Sincerely,

Guy Nissenson
President and Chief Executive Officer
XFONE, Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.